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                                   EXHIBIT 4.7

                      SECOND AMENDMENT TO BROOKTROUT, INC.
                  AMENDED AND RESTATED 1992 STOCK PURCHASE PLAN

     This Second Amendment (the "Second Amendment") to the Brooktrout, Inc. (the "Company") Amended and Restated 1992 Stock Purchase Plan, dated August 17, 1992 (the "Purchase Plan"), was adopted by the Board of Directors (the "Board") of the Company on March 7, 2000.

WHEREAS, the Board approved and adopted, subject to stockholder approval, the amendment to increase by seventy-five thousand (75,000) the maximum number of shares of common stock, $.01 par value per share (the "Stock"), reserved and available for issuance under the Purchase Plan, from two hundred and twelve thousand five hundred (212,500) to two hundred and eighty-seven thousand five hundred (287,500); and

WHEREAS, on May 11, 2000, the stockholders of the Company approved the amendment at the annual meeting of stockholders;

NOW, THEREFORE, the Purchase Plan is hereby amended in the following manner: The second sentence of the first paragraph is amended to increase the number of shares of Stock reserved and available for purchase under the Purchase Plan from two hundred and twelve thousand five hundred (212,500) to two hundred and eighty-seven thousand five hundred (287,500).


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